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                                                                   Exhibit 10.1

                              SEPARATION AGREEMENT


        THIS AGREEMENT is entered into as of the 15th day of January, 2001 by and between Nutraceutix, Inc., a Delaware corporation, Bio Techniques Laboratories, Inc., a Washington corporation (the "Company") and William D. St. John ("St. John") in order to provide the terms and conditions of St. John's separation of employment, and to fully and completely resolve any and all issues that St. John might have in connection with his relationship with the Company and any related or affiliated Companies and the termination of such relationships.

        NOW, THEREFORE, in consideration of the mutual promises and conditions contained herein, the parties agree as follows:

1. Termination of Employment Relationship. On or about April 1, 1998, the parties entered into an Employment Agreement (the "Employment Agreement"). By its terms, the initial term of Employment was to be extended from April 1, 2001 through March 31, 2004, unless "non-renewed" or otherwise terminated sooner. Rather than renew the Employment Agreement, the parties wish to conclude their relationship. As a result, the parties agree that this Agreement shall supercede and replace in its entirety the Employment Agreement, which is hereby terminated and rendered null and void.

2. Separation. St. John's employment with the Company shall cease effective January 15th, 2001 (the "Separation Date"). All of St. John's wages and employee benefits (except as otherwise provided herein) will also cease as of the Separation Date. St. John shall be relieved of all duties as of January 15, 2001.

3. Resignation. St. John hereby resigns from all employee, officer and Director positions with the Company and its subsidiaries. Such resignation shall become effective as of January 15, 2001 and can be revoked only pursuant to the provisions of Section 18.

4. Severance. Provided St. John is at all times in compliance with all terms to this Agreement, the Company shall make monthly payments in the gross amount of twelve thousand five hundred dollars and no cents ($12,500.00) to him for the 36 month period of January 15, 2001 through January 15, 2004, payable semi-monthly and as otherwise provided in
        Section 5 below commencing February 15, 2001. These payments shall be subject to the general tax and other withholdings and deductions applicable to wages. Any payments made by the Company from January 15, 2001 to the date of execution of this Agreement shall be credited to the payments due under this Section 4. Such payments shall be subject to adjustment and offset as set forth in Section 5 below.

5.      Offset. The parties agree that the amounts paid to St. John under
        Section 4 shall be offset by any Compensatory Income (as defined in Section 5.1 below) earned by St. John during the three-year period from January 15, 2001 through January 15, 2004 (the "Three Year Term"), as described in this Section 5.



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        5.1    Compensatory Income. The term "Compensatory Income" shall
               comprise, without limitation, the sum total of all wages, salaries, consulting fees, service fees, employment fees, bonus payments, severance payments, income from self employment, and any other like and similar items, whether in the form of cash or other consideration, paid to or earned by St. John over the Three Year Term in exchange for the provision of his services as an employee, consultant, board member, entrepreneur, or independent contractor. Compensatory Income shall include any income resulting from the exercise or vesting of any compensatory stock options, restricted stock, phantom stock, or similar instrument granted in exchange for St. John's services over the Three Year Term (not including the Options specified under Section 8 hereof), but only to the extent that such option or similar income is recognized and taxable to St. John as ordinary income during the Three Year Term. In the event that St. John and his spouse provide services in connection with a common business enterprise, whether or not incorporated, then Compensatory Income shall also include the payments described above that are paid to or earned by St. John's spouse, but only to the extent that such payments exceed the total amount earned by St. John from his services to such enterprise. If St. John and/or his spouse establish or control a business entity and provide services to such entity without receiving reasonable compensation, then Compensatory Income shall include the net earnings of such entity to the extent that such earnings are paid, or are payable, to the benefit of St. John and/or his spouse.

               Compensatory Income shall otherwise not include earnings or income from interest, dividends, investments, rental income, capital gains, passive income, passive royalties, insurance proceeds, retirement plan payments, cash value of life insurance policies, annuities, inheritances, gifts, any severance pay received by St. John's spouse, and any payments made to St. John by the Company pursuant to this Agreement.

        5.2 Procedure. At the conclusion of each twelve (12) month period during the Three Year Term, commencing with the period ending January 15, 2002, St. John shall provide the Company with an accurate accounting of all income items earned during the preceding year that are properly included within Compensatory Income. The Company shall be entitled to an independent audit of such accounting at its own cost. St. John agrees to cooperate with any independent audit and to provide all documentation reasonably requested, including copies of relevant tax returns. The Company shall be responsible for keeping a running account of the reported Compensatory Income amount during the Three Year Term, and shall provide records of such amount to St. John as requested.

        5.3    Calculation of offset. The severance payments described under
               Section 4 above shall be reduced, on a dollar for dollar basis, by the first $225,000 of Compensatory Income. The following rules shall apply in calculating the offset:



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      (i)   There shall be no offset for payments made in the first 12-month period, from January 15, 2001 to January 15, 2002. Following the first year, Compensatory Income shall be increased by any Compensatory Income earned during that year.

      (ii)  For the second 12-month period (from January 15, 2002 to January 15,
            2003), the total amount of payments received under Section 4 shall be offset by any Compensatory Income attributable to the first year. Any reduction due to an offset shall be spread evenly over the monthly installment payments under Section 4. The maximum offset for this period will be $150,000. Following the second year, Compensatory Income shall be increased by any Compensatory Income earned during the second year.

      (iii) For the six-month period from January 15, 2003 to June 15, 2003, the total amount of payments received under Section 4 shall be offset by any Compensatory Income attributable to the first two years (other than amounts of Compensatory Income which have already offset
            Section 4 payments in the previous year). For the six month period from June 16, 2003 to January 15, 2004, all Section 4 payments shall be suspended pending St. John's final report of Compensatory Income for the third year. This report must be provided to the Company on or before January 31, 2004. Upon receipt of the report, the Company will make a final, lump-sum payment for any amount due under Section
            4. The minimum amount of all payments under Section 4 shall be $225,000 and the maximum amount of all offsets under Section 5 shall be $225,000. If the Company has overpaid St. John (i.e., paid more than required once all Compensatory Income offsets are included), then St. John is required to refund any overpayment amount within thirty (30) days of January 31, 2004.

      Example 1: In the first year, St. John receives $150,000 under Section 4 and earns $200,000 of Compensatory Income. In the second year, his total
      Section 4 payment of $150,000 is fully offset by $150,000 of the Compensatory Income reported from the prior year. St. John also earns an additional $125,000 in the second year that is included in Compensatory Income. In the first six months of the third year, St. John's total Compensatory Income is $325,000, of which $175,000 is available to offset the $75,000 of Section 4 payments he would otherwise receive. Thus, St. John's Section 4 payments in this six-month period are fully offset. In the second six-month period of the third year, all payments under Section 4 are suspended. Following the Three Year Term, St. John submits his final report of Compensatory Income. Since St. John's total Section 4 payments are guaranteed to equal at least $225,000, and St. John has only received $150,000, the Company must pay him a lump sum amount of $75,000 within 30 days of St. John's final report of Compensatory Income.



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                Example 2: In the first year, St. John receives $150,000 under
                Section 4 and does not earn any Compensatory Income. Therefore, in the second year he will also receive $150,000 under Section
                4. He earns $200,000 in the second year that is Compensatory Income and reports this amount to the Company at the beginning of the third year. For the first six-month period in the third year, the $75,000 payment under Section 4 is fully offset.
                Section 4 payments are suspended during the second six-month period of the third year. At the end of the Three Year Term, St. John submits his final report of Compensatory Income, showing $20,000 earned in the third year. St. John has received a total of $300,000 and reported Compensatory Income of $220,000. The total amount payable under Section 4 ($450,000) is offset by Compensatory Income of $220,000, leaving a net amount due of $230,000. Because St. John has already received $300,000, he must refund $70,000 to the Company.

6. Cash Value of Insurance. The parties acknowledge that the Company has been paying the premiums on a life insurance policy where the beneficiary is St. John's estate. Within ten days of the execution of this Agreement, St. John agrees to redeem this insurance policy for its cash value, and to provide the Company with written proof of such redemption. St. John shall be permitted to keep the proceeds from this redemption which shall not constitute an offset under Section 5 above.

7. Medical Insurance. St. John understands that his wages and benefits shall cease as of January 15, 2001; provided, however, that any medical and other insurance benefits for which the premium was paid prior to January 15, 2001, shall continue until January 31, 2001. For the period of February 2001 through February 2002, the Company agrees to reimburse St. John for his health and dental premium costs incurred as a result of his electing COBRA continuation coverage. After February 2002, St. John shall be solely responsible for the payment of such medical and dental insurance costs without imposition by the Company of any additional administrative costs.

8. Stock Options. St. John has been granted stock options (the "Options") exercisable for up to 85,000 shares of Nutraceutix, Inc.'s common stock. The terms of the Options are hereby amended as follows:

        8.1. The Options shall become vested and immediately exercisable as to all shares.

        8.2. To the extent the Options were Incentive Stock Options, they are hereby converted to Nonqualified Stock Options.

        8.3. The Options shall remain exercisable until the close of business on January 31, 2002.

        8.4. On January 31, 2002, any portion of the Options remaining unexercised shall be cancelled and shall revert back to the Plan.



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        8.5.    St. John hereby waives any claims to any stock options beyond the Options. This provision shall not become effective until (a) approved by Nutraceutix, Inc.'s Board of Directors and (b) the revocation period set forth in Section 18 has expired.

9. Waiver of Claims. In return for the benefits conferred by this Agreement and other related events, St. John, on behalf of himself and his marital community, heirs, executors, administrators and assigns, hereby releases in full, and forever discharges, acquits, and holds harmless, the Company, including any of the Company's past or present parent, subsidiary or otherwise affiliated (through common ownership to any extent or otherwise) corporations, partnerships, or other business enterprises, and all of its or their past or present affiliates, related entities, partners, subsidiaries, insurers, predecessors, successors, assigns, directors, officers, shareholders, attorneys, accountants, representatives, agents and employees (these entities/persons together with the Company are collectively referred to as "Associated Persons"), from any and all claims, disputes, suits, demands, causes of action, liabilities, damages, expenses and obligations of every nature, character and kind (collectively "Claims") that St. John may possess, whether known or unknown, which may now exist or hereafter may be discovered, specifically including without limitation any and all Claims arising from or relating to St. John's employment or relationship with the Company, or the Separation of such employment; provided that this release does not include any Claims arising under the express terms of this Agreement and since it is the Equal Employment Opportunity Commission's position that a right to file a claim cannot be waived, this release does not include the right to file a claim with the Equal Employment Opportunity Commission (although St. John expressly waives his right to obtain any personal relief or damages related to any EEOC claim or charge). This release includes, but is not limited to, any Claims that St. John might have for additional compensation, including without limitation any Claim for any past, current or future wages, bonuses, incentive payments, severance or benefits and applies to Claims for damages or other personal remedies that he might have under federal, state and/or local law dealing with employment, contract, wage and hour, civil rights or any other matters, including, by way of example and not limitation, applicable civil rights laws, Title VII of the Civil Rights Act of 1965, the Post-War Civil Rights Act of 1964, the Post-War Civil Rights Acts (42 USC Sections 1981-1988), the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Rehabilitation Act of 1973, the Equal Pay Act of 1963, Executive Order 11246, Washington's Law Against Discrimination, Chapter 49.60 RCW, and Washington's Minimum Wage Act, Chapter 49.46 RCW, and any regulations under such laws. This release further applies to any Claims or right to personal damages or other personal legal or equitable remedies that St. John may have as a result of filing any complaint, charge or other action before any administrative agency. This release shall not affect any reimbursement rights St. John may have under any medical insurance or any accrued rights under any retirement savings plan and shall not affect or include any rights he now has or may have in the future as a shareholder or stockholder of the Company or any related or affiliated company or entity nor does it nor will it affect or include any rights he has to indemnification by the Company for claims against him by third



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        parties, and such indemnification rights shall remain in full force and effect beyond the term of this Agreement. ST. JOHN ACKNOWLEDGES AND AGREES THAT THROUGH THIS RELEASE HE IS GIVING UP ALL RIGHTS AND CLAIMS OF EVERY KIND AND NATURE WHATSOEVER, KNOWN OR UNKNOWN, CONTINGENT OR LIQUIDATED, THAT HE MAY HAVE AGAINST THE COMPANY, INCLUDING ASSOCIATED PERSONS, EXCEPT FOR THE RIGHTS SPECIFICALLY EXCLUDED ABOVE.

        Similarly, in return for the benefits conferred by this Agreement and other related events, the Company hereby release in full, and forever discharge, acquit, and hold harmless, St. John, from any and all claims, disputes, suits, demands, causes of action, liabilities, damages, expenses and obligations of every nature, character and kind (collectively "Claims") that the Company may possess, whether known or unknown, which may now exist or hereafter may be discovered, specifically including without limitation any and all Claims arising from or relating to St. John's employment with the Company, or the Separation of such employment and/or his role or status as an officer, director and agent of the Company.

10. Dismissal of Pending Claims. St. John represents that he has filed no Claim or other action against The Company, including Associated Persons.

11. Non-Admission of Liability. The Company is offering these benefits to St. John due to its desire to have an amicable separation of employment with him and in recognition of his past contributions to the Company. This Agreement shall not be construed as an admission by the Company of any liability to St. John, breach of any agreement between the parties, or violation by the Company of any statute or regulation. St. John is accepting these benefits due to his desire to have an amicable separation of employment from the Company. This Agreement shall not be construed as an admission by St. John of any liability to the Company, breach of any agreement between the parties, or violation by St. John of any statute or regulation.

12. Non-Disparagement/Letter of Reference. The parties are entering into this Agreement, in part, to ensure an amicable relationship between them. St. John agrees not to make any negative or disparaging comments to any person or entity, publicly or privately, concerning the Company, its products or services, or its past, present or future officers, directors or employees. Notwithstanding this provision, he shall be free to make whatever comments he desires in private to his spouse. David Howard and Steve Moger agree not to make any negative or disparaging comments to any person or entity, publicly or privately, concerning St. John or his performance as an officer, director and employee of the Company. The Company agrees to execute the Letter of Reference attached hereto as Exhibit A at the same time as the execution of this Agreement. This Agreement shall be shown to the Board of Directors so that they will be aware of its contents and can specifically approve it.

13. Continuing Assistance. St. John agrees to provide reasonable assistance to the Company and its employees in a timely and reasonably responsive manner



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        during the period of time during which he is receiving severance payments for no additional payment from the Company. It shall be the Company's responsibility through David Howard or other senior management personnel, to request such assistance when needed. Such requests shall not require St. John to perform more than five hours of work per week and such work shall be limited to that of the type and nature he performed when employed by the Company. St. John shall devote his best efforts and work in the Company's best interests whenever his assistance is requested pursuant to this Section. Any person requesting assistance from St. John will exercise reasonable efforts to avoid the disclosure of material non-public information to him.

14. Consideration. St. John acknowledges that the compensation and benefits granted to him hereunder are in excess of that which employees normally receive upon separation from the Company or to which he would otherwise be entitled, and that no other wages are due to him. St. John further acknowledges that he has had the opportunity to review this Agreement and to consult with independent counsel regarding its content and present and future legal effects.

15. Return of Property. St. John agrees to and hereby represents that he has returned to the Company all originals and all copies of the Company's documents and/or the Company's property in his possession or under his control including, but not limited to, any documents received or prepared by him in connection with his employment, cell phone and key cards. He may keep his laptop computer and he agrees to coordinate any visits to the company premises with David Howard or his designee.

16. Confidentiality. The parties acknowledge that, by virtue of his employment, St. John has had access to the Company's trade secrets, proprietary and confidential information. St. John agrees to execute the Business Protection Agreement attached as Exhibit B hereto and incorporated herein at the same time as the execution of this Agreement.

17.     Miscellaneous.

        17.1. Entire Agreement. This document is the entire, final and complete agreement and understanding of the parties with respect to the subject matter hereof, and supersedes and replaces all written and oral agreements and understandings heretofore made or existing by and between the parties or their representatives with respect thereto. There have been no representations or commitments by The Company or St. John to make any payment or perform any act other than those expressly stated herein.

        17.2. Waiver. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

        17.3. Binding Effect. All rights, remedies and liabilities herein given to or imposed upon the parties shall extend to, inure to the benefit of and bind,



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                as the circumstances may require, the parties and their
                respective heirs, personal representatives, administrators, successors and permitted assigns. The Company's merger into another entity where immediately following the completion of such merger, the Company's shareholders do not continue to hold more than 50% of the outstanding securities of the surviving corporation or the Company's sale or transfer of all or substantially all of its assets shall entitle St. John to acceleration and immediate payment of the aggregate minimum payment of $225,000 provided for in Section 5.3(iii). It shall not accelerate payment of any payments which may be owed to St. John pursuant to Section 4 that are subject to offset under
                Section 5.

        17.4. Amendment. No supplement, modification or amendment of this Agreement shall be valid, unless the same is in writing and signed by all parties hereto.

        17.5. Severability. In the event any provision or portion of this Agreement is held to be unenforceable or invalid by any court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected or invalidated thereby.

        17.6. Enforcement. In the event that there is a breach of this Agreement by either party or noncompliance with the terms contained herein, the nondefaulting or prevailing party shall be entitled to recovery of any reasonable attorney's fees and costs incurred in enforcing this Agreement.

        17.7. Governing Law and Venue. This Agreement and the rights of the parties hereunder shall be governed, construed and enforced in accordance with the laws of the State of Washington, without regard to its conflict of law principles. Any suit or action arising out of or in connection with this Agreement, or any breach hereof, shall be brought and maintained in the federal or state courts in Seattle, Washington. The parties hereby irrevocably submit to the jurisdiction of such courts for the purpose of such suit or action and hereby expressly and irrevocably waive, to the fullest extent permitted by law, any objection it may now or hereafter have to the venue of any such suit or action in any such court and any claim that any such suit or action has been brought in an inconvenient forum.

        17.8. Counterparts. This Agreement may be executed by the parties individually or in separate counterparts, each of which shall be an original, and each of which taken together shall constitute one in the same agreement.

        17.9. Further Acts. The parties agree to execute such additional documents and take such other actions as are reasonably necessary to implement the terms of this Agreement.

        17.10. Legal Fees. The Company shall reimburse St. John for his legal fees incurred in connection with the preparation and review of this Agreement up to a maximum of Seven Thousand, Five Hundred Dollars ($7,500.00)



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

                payable within thirty (30) days after receipt by St. John of an invoice for such fees.

18. No Pressure or Coercion. St. John acknowledges that he has read this Agreement and is being given an opportunity to consider it for up to twenty-one days, although he may sign it and deliver it to the Company during the twenty-one day period. St. John has been advised to discuss it with financial and legal counsel of his choice. The parties further acknowledge that he may revoke this Agreement within seven (7) days after he has signed and delivered it. Only after that seven-day period has passed, will the obligations under this Agreement become effective.

        IN WITNESS WHEREOF, the parties have executed this agreement freely, voluntarily and with a complete understanding of its terms and present and future effect as of the date set forth above.

WILLIAM D. ST. JOHN                               NUTRACEUTIX, INC.


 /s/ William D. St. John                    By: /s/ David T. Howard
---------------------------------              ---------------------------------

                                            Title: President & CEO
                                                  ------------------------------
Date:          3/23/01                      Date: 3/24/01
     ----------------------------                -------------------------------


                                       BIO TECHNIQUES LABORATORIES, INC.


                                            By: /s/ David T. Howard
                                               ---------------------------------
                                            Title: President
                                                  ------------------------------
                                            Date:   3/24/01
                                                 -------------------------------



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